Exhibit 1.1

Execution Version

CUSTODIAL TRANSFER

AND

ASSET PURCHASE AGREEMENT

by and among

HEALTH SAVINGS ADMINISTRATORS, L.L.C.

FPS TRUST COMPANY, LLC

BLUFF POINT ASSOCIATES CORP.

and

HEALTHEQUITY, INC.

dated as of December 4, 2021

TABLE OF CONTENTS

-i-

-ii-

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Custodian Resignation Letter
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Form of Assignment and Assumption Agreement
Schedule 1	Seller Disclosure Schedule
Schedule 2	Custodian Disclosure Schedule
Schedule 3	In-Kind Investment Assets Transfer

-iii-

CUSTODIAL TRANSFER AND ASSET PURCHASE AGREEMENT

This CUSTODIAL TRANSFER AND ASSET PURCHASE AGREEMENT, dated as of December 4, 2021 (this “Agreement”), is by and among Health Savings Administrators, L.L.C., a Virginia limited liability company (“Seller”), FPS Trust Company, LLC, a Colorado limited liability company (“Custodian”), Bluff Point Associates Corp., a Delaware corporation (“Bluff Point”), HealthEquity, Inc., a Delaware corporation (“Buyer”) and, solely for purposes of Section 8.4, Financial Processing Solutions Group, LLC, dba IPX Retirement, a Delaware limited liability company (“IPX”) and FPS Services, LLC, a Delaware limited liability company (“FPS Services”).

W I T N E S S E T H:

WHEREAS, Custodian acts as a qualified custodian (pursuant to Section 223 of the Internal Revenue Code of 1986, as amended (the “Code”)) for, and Seller administers in the United States, certain Health Savings Accounts (as hereinafter defined);

WHEREAS, each of Custodian and Seller is an Affiliate of Bluff Point and as such Bluff Point is willing inter alia to guarantee certain obligations of each of Custodian and Seller hereunder, which guarantee is a material inducement to Buyer’s entry into this Agreement;

WHEREAS, Custodian is willing to resign as qualified custodian for, and Seller is willing to cease administering, said Health Savings Accounts and in connection therewith is willing to complete the Custodial Transfer (as hereinafter defined);

WHEREAS, Buyer is willing to accept the Custodial Transfer and desires to purchase and assume from Seller the Acquired Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined), all as more fully described herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1        Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Accounts” shall mean all of the Health Savings Accounts, which may be comprised of a Deposit Account, an Investment Account or both, administered by Seller and for which Custodian serves as custodian.

“Account Agreements” shall mean each agreement, including a custodial agreement (together, in each case, with all modifications, amendments, supplements or other changes thereto), entered into between Custodian and an Account Holder under which an Account is established and which contains the terms and conditions applicable to the Account.

“Account Assets” shall mean Cash Deposits together with Investment Assets.

“Account Files” shall mean the following information in respect of the Accounts: (i) the demographic information used to process and service the Accounts, (ii) available balance information, (iii) historical transaction information and (iv) information collected in accordance with Custodian’s Customer Identification Program (CIP) procedures.

“Account Holder” shall mean a Person in whose name an Account has been established, whether individually or pursuant to an arrangement with such Account Holder’s employer, and any authorized users of such Account.

“Account Liabilities” shall mean all deposit liabilities, including all Accrued Interest, with respect to the Accounts.

“Accrued Interest” shall mean, as of any date, with respect to the Deposit Accounts, interest that has been accrued on but not paid to such Deposit Accounts.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Adjustment Multiple” shall mean 0.0466001034.

“Adjustment Statement” shall have the meaning set forth in Section 2.7(a).

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Claims” shall have the meaning set forth in Section 12.4(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.6(b).

“Alternative Proposal” shall have the meaning set forth in Section 8.5.

“Ancillary Agreements” shall mean, collectively, the Transition Services Agreement, the Intellectual Property Assignment Agreement and the Assignment and Assumption Agreement.

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation or regulation (including those of any Governmental Authority or self-regulatory organization), applicable to and legally binding on Buyer, Seller or Custodian.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audit Firm” shall mean Grant Thornton LLP.

“Available Balance Report” shall have the meaning set forth in Section 7.7.

“Average Holding Share Price” means (1) for a security traded on a securities exchange, the average of the closing share prices of the applicable security on its primary securities exchange for each Trading Day during the month of February 2022, and (2) for a mutual fund, the average of the net asset value of a share of such mutual fund for each Trading Day during the month of February 2022.

“Average Value” shall mean the value of the Investment Assets to be transferred to Buyer in the In-Kind Investment Assets Transfer, which value shall be calculated by multiplying (i) the number of shares of each Investment Asset transferred to Buyer as part of the In-Kind Investment Assets Transfer by (ii) the Average Holding Share Price of such Investment Asset.

“Bluff Point” shall have the meaning set forth in the Preamble.

“Bulk Cash Assets Transfer” shall have the meaning set forth in Section 7.7.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks in Salt Lake City, Utah are authorized or required to close for regular banking business.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth in Section 6.1 (Organization and Related Matters), Section 6.2(a) (Authority; No Violation) and Section 6.5 (No Broker).

“Buyer Indemnitees” shall have the meaning set forth in Section 12.2(a).

“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any circumstance, change, development, condition or event that, individually or in the aggregate, prevents, or would be reasonably likely to prevent, Buyer from consummating the Transactions on a timely basis and fulfilling its obligations under this Agreement or the Ancillary Agreements, but in each case excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks, trust companies or their holding companies generally, which changes impact Buyer in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Buyer operates, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, which changes impact Buyer in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Buyer operates, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks, trust companies or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), which changes impact Buyer in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Buyer operates, (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees or others having business relationships with Buyer, (E) the commencement, occurrence, continuation or escalation of any war, sabotage, armed hostilities or acts of terrorism that impact Buyer in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Buyer operates, or (F) any acts of God, natural disaster, epidemic, pandemic or disease outbreak (excluding the COVID-19 virus and related pandemic) that changes impact Buyer in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Buyer operates.

“Cash Deposits” shall mean any and all cash held on deposit in a Deposit Account.

“Catastrophic Capital Markets Event” shall mean, during the period from the Signing Date until February 18, 2022, (1) for Seller, if the S&P 500 closes 25% or more lower than the value of the S&P 500 on the Signing Date, and (2) for Buyer, if the S&P 500 closes 25% or more higher than the value of the S&P 500 on the Signing Date.

“Claim Notice” shall have the meaning set forth in Section 12.4(a).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of August 18, 2021, by and between Seller and Buyer.

“Consent” of a Person shall mean any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Order of, registration, certificate, declaration or filing with or report or notice to such Person.

“Continuing Accounts” shall mean the Accounts for which Buyer shall have become custodian following the Custodial Transfer in accordance with the terms hereof. For the avoidance of doubt, “Continuing Accounts” shall exclude any Accounts for which the Account Assets contained therein shall not have been transferred to the custody of Buyer as part of the Bulk Cash Assets Transfer or the In-Kind Investment Assets Transfer, whether as a result of objection by the applicable Account Holder or otherwise.

“Contract” with respect to a Person shall mean any contract, agreement, arrangement, commitment, undertaking, license or other instrument (including all amendments, modifications, supplements or other changes thereto), whether written or oral, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Controlling Party” shall have the meaning set forth in Section 12.4(d)

“Conversion Date” shall mean March 2, 2022, or such other date as may be mutually agreed upon by Buyer and Seller.

“Custodial Transfer” shall mean the transfer from Custodian to Buyer of custody of the Accounts, together with the transfer from Custodian to Buyer (or its designee) of the Account Assets held therein.

“Custodian” shall have the meaning set forth in the Preamble.

“Custodian Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Custodian to Buyer prior to the execution and delivery of this Agreement attached hereto as Schedule 2.

“Custodian Material Adverse Effect” shall mean any circumstance, change, development, condition or event that, individually or in the aggregate, (a) has or would be reasonably likely to have a material adverse effect on the Accounts, the Account Assets or the Acquired Assets, in each case taken as a whole, or (b) that prevents, or would be reasonably likely to prevent, Custodian from consummating the Custodial Transfer on a timely basis and fulfilling its material obligations under this Agreement or the Ancillary Agreements, but in each case excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks, trust companies or their holding companies generally, which changes impact Custodian in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Custodian operates, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, which changes impact Custodian in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Custodian operates, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks, trust companies or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), which changes impact Custodian in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Custodian operates, (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees or others having business relationships with Custodian, (E) the commencement, occurrence, continuation or escalation of any war, sabotage, armed hostilities or acts of terrorism that impact Custodian in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Custodian operates, or (F) any acts of God, natural disaster, epidemic, pandemic or disease outbreak (excluding the COVID-19 virus and related pandemic) that impact Custodian in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Custodian operates.

“Custodian Resignation Letter” shall have the meaning set forth in Section 7.1.

“Damages” shall have the meaning set forth in Section 12.2(a).

“Data Protection Laws” shall have the meaning set forth in Section 3.12(a).

“De Minimis Amount” shall have the meaning set forth in Section 12.2(b).

“Deposit Account” shall mean deposit accounts, as such term is used in 12 U.S.C. 1813(1)(1), that are Accounts, including Accrued Interest and uncollected funds.

“Delaware Law” shall mean any Delaware law (whether statutory or common law), ordinance, rule, administrative interpretation or regulation (including those of any Delaware Governmental Authority.

“Dispute Notice” shall have the meaning set forth in Section 2.7(b).

“Electronic Document” shall have the meaning set forth in Section 13.7.

“Enterprise Partner” shall mean any Person who sponsors or offers a high deductible health plan and with whom Seller or an Affiliate thereof is partnered through Contract to administer HSAs to individuals employed or enrolled by such Person.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Taxes” shall mean any Taxes of Seller or any Affiliate thereof relating to the Accounts for any Tax arising on or prior to the Conversion Date.

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Health Savings Account” or “HSA” shall mean a “health savings account” as defined in Section 223 of the Code.

“In-Kind Investment Asset Allocation Report” shall have the meaning set forth in Section 7.8.

“In-Kind Investment Assets Transfer” shall have the meaning set forth in Section 7.8.

“Indemnified Party” shall have the meaning set forth in Section 12.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.4(a).

“Intellectual Property” shall mean any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating exclusively to any Intellectual Property Assets.

“Intellectual Property Assets” shall have the meaning set forth in Section 3.16.

“Interfering Activities” shall mean encouraging, soliciting or inducing any Account Holder of a Continuing Account or employer client associated with a Continuing Account to cease doing business with, or reduce the amount of business conducted with Buyer, or in any way interfere with the relationship between any such Account Holder of a Continuing Account or employer client associated with a Continuing Account and Buyer.

“Investment Accounts” shall mean Accounts, other than Deposit Accounts, which include securities or other non-cash investments as directed by the Account Holder pursuant to the terms of the Account Agreements.

“Investment Assets” shall mean any and all non-cash investments (including without limitation exchange-traded funds, mutual funds, money-market funds and stable value funds) held in an Investment Account.

“Knowledge” (i) with respect to Seller shall mean the knowledge, after reasonable inquiry, of Dean Mason, (ii) with respect to Custodian shall mean the knowledge, after reasonable inquiry, of Scott Pearson, (iii) with respect to Bluff Point shall mean the knowledge, after reasonable inquiry, of Neil Gabriele, and (iv) with respect to Buyer shall mean the knowledge, after reasonable inquiry, of Jon Kessler, Tyson Murdock and Delano Ladd.

“Liabilities” shall mean any and all debts, liabilities, guarantees, assurances, commitments, costs, expenses, fees and obligations, whether accrued or not accrued, fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, due or to become due, or determined or determinable, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability, other Applicable Law or related to Taxes payable).

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, pledge or security interest or other restriction of any kind.

“Material Contract” shall have the meaning set forth in Section 3.4(a).

“Material Permit” shall have the meaning set forth in Section 3.8(b).

“Maximum Amount” shall have the meaning set forth in Section 12.2(b).

“Non-Controlling Party” shall have the meaning set forth in Section 12.4(d).

“Notice Period” shall have the meaning set forth in Section 7.3.

“Order” shall mean any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or other business entity.

“Personal Data” shall have the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Law.

“Proceedings” shall have the meaning set forth in Section 3.7.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Resignation Notice Date” shall have the meaning set forth in Section 7.1.

“Restricted Period” shall mean the period commencing on the Conversion Date and ending on the fifth (5th) anniversary of the Conversion Date.

“S&P 500” means the Standard and Poor’s 500 stock market index.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement attached hereto as Schedule 1.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority; No Violation), Section 3.5 (No Broker), Section 3.10 (Title) and Section 3.15 (Bankruptcy and Solvency).

“Seller Indemnitees” shall have the meaning set forth in Section 12.3(a).

“Seller Material Adverse Effect” shall mean any circumstance, change, development, condition or event that, individually or in the aggregate, (a) has or would be reasonably likely to have a material adverse effect on the Accounts, the Account Assets or the Acquired Assets, in each case taken as a whole, or (b) that prevents, or would be reasonably likely to prevent, Seller from consummating the Transactions on a timely basis and fulfilling its material obligations under this Agreement or the Ancillary Agreements, but in each case excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks, trust companies or their holding companies generally, which changes impact Seller in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Seller operates, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, which changes impact Seller in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Seller operates, (C) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks, trust companies or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), which changes impact Seller in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Seller operates, (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees or others having business relationships with Seller, (E) the commencement, occurrence, continuation or escalation of any war, sabotage, armed hostilities or acts of terrorism that impacts Seller in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Seller operates, or (F) any acts of God, natural disaster, epidemic, pandemic or disease outbreak (excluding the COVID-19 virus and related pandemic) that impacts Seller in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which Seller operates.

“Signing” shall have the meaning set forth in Section 2.6(a).

“Signing Date” shall mean the date hereof.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Conversion Date.

“Survival Period” shall have the meaning set forth in Section 12.1.

“Target HSA Assets Excess Amount” shall mean $1,319,739,561.

“Target HSA Assets Shortfall Amount” shall mean $1,223,173,251.

“Tax Claim” shall have the meaning set forth in Section 12.4(d).

“Tax Return” shall mean all returns, elections, claims for refund, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, supplements, exhibits and other attachments thereto) with respect to the calculation, determination, assessment or collection of any Taxes.

“Taxes” shall mean all federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, abandoned or unclaimed property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or other like assessment of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Applicable Law or Taxing Authority, whether disputed or not. For purposes of this Agreement, in the case of any Straddle Period, Taxes for any Tax period (or portion thereof) ending on or before the Conversion Date shall be computed as if such taxable period ended as of the close of business on the Conversion Date.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Threshold Amount” shall have the meaning set forth in Section 12.2(b).

“Trading Day” means (1) for a security that is traded on a securities exchange, a day on which the primary securities exchange of such security is open for trading, and (2) for a mutual fund, a day on which the net asset value of such mutual fund is calculated.

“Transactions” shall mean the transactions contemplated by this Agreement and by the Ancillary Agreements including, for the avoidance of doubt, the transfer from Custodian to Buyer of the exclusive right to act as trustee and custodian of the Accounts (including all Account Assets contained therein) and the right of Buyer to effect the Custodial Transfer.

“Transfer Taxes” shall have the meaning set forth in Section 9.2.

“Transferred HSA Assets Amount” shall have the meaning set forth in Section 2.7(a).

“Transition Period” shall have the meaning set forth in Section 7.2.

“Transition Services Agreement” shall mean that certain Transition Services Agreement to be entered into by and among Buyer, Seller and Custodian pursuant to the terms of this Agreement and effective as of the Conversion Date, substantially in the form attached hereto as Exhibit A.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

ARTICLE II
SALE AND PURCHASE

Section 2.1          Sale and Purchase. On the terms and subject to the conditions of this Agreement, as of the Conversion Date, Seller and Custodian shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller and Custodian, in each case free and clear of all Liens, the exclusive right to act as custodian of the Continuing Accounts (including all Account Assets contained therein) as of the Conversion Date and to effect the Custodial Transfer on the Conversion Date. For the avoidance of doubt, consummation of the Custodial Transfer shall be determined in accordance with the terms of this Agreement, including Section 2.1 and ARTICLE VII hereof. In addition, on the terms and subject to the conditions of this Agreement, as of the Conversion Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, the following:

(a)            the Contracts, including Intellectual Property Agreements, set forth on Section 2.1(a) of the Disclosure Schedules (the “Assigned Contracts”); and

(b)            the Intellectual Property Assets.

The assets acquired by Buyer from Seller and Custodian are referred to collectively herein as the “Acquired Assets.”

Section 2.2          Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)            Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b)            Cash, accounts receivable, prepaid expenses, equipment, furniture and fixtures, leasehold improvements, deposits, capitalized software development and the other assets, properties and rights specifically set forth on Section 2.2(b) of the Disclosure Schedules;

(c)            Accounts which do not constitute Continuing Accounts;

(d)            any Intellectual Property that is not an Intellectual Property Asset; and

(e)            the rights which accrue or will accrue to Seller and Custodian under this Agreement and the Ancillary Agreements.

Section 2.3          Assumed Liabilities. On the terms and subject to the conditions of this Agreement, on the Conversion Date, Buyer will assume and agree to pay, perform, be responsible for and discharge only the following Liabilities (collectively, the “Assumed Liabilities”): (a) all Liabilities arising immediately following the Custodial Transfer solely in respect of the Continuing Accounts; (b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder arise immediately following the Conversion Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or Custodian; and (c) fifty percent (50%) of any Liabilities for Transfer Taxes in connection with this Agreement and the Transactions.

Section 2.4          Excluded Liabilities. Buyer will not assume or be liable for any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer will not assume or be liable for any of the following Liabilities, which shall constitute “Excluded Liabilities” hereunder: (a) any Liabilities relating to or arising out of the Excluded Assets; (b) the Account Liabilities; (c) Excluded Taxes; (d) Liabilities arising under any Contracts of Seller, Custodian or their respective Affiliates, whenever incurred or accrued, other than Liabilities arising under Assigned Contracts in accordance with the terms hereof; (e) Liabilities of whatever kind and nature assessed in any Proceeding to the extent relating to the Accounts, or the Account Assets prior to or in connection with the Transactions, including the Custodial Transfer; (f) Liabilities relating to any breach or alleged breach of the Account Agreements in connection with the Transactions (including, for the avoidance of doubt, the Custodial Transfer); (g) Liabilities relating to any employees of Seller or its Affiliates; (h) fifty percent (50%) of any Liabilities for Transfer Taxes in connection with this Agreement and the Transactions, and (i) any Liability for which Buyer has a right to indemnification pursuant to Section 12.2.

Section 2.5          Purchase Price. The “Purchase Price” for the Acquired Assets shall be an amount in cash equal to Sixty Million U.S. dollars ($60,000,000.00), which shall be paid by Buyer on the Conversion Date by Wire Transfer and shall be subject to adjustment as set forth in Section 2.7.

Section 2.6          The Signing.

(a)            On the terms and subject to the conditions of this Agreement, the binding of the parties obligations hereunder (the “Signing”) shall take place on the date hereof remotely via the remote electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication). At the Signing, each party shall deliver to the other: (i) duly executed counterparts to this Agreement and each of the Ancillary Agreements, as applicable, and (ii) any other customary certificates or other instruments as may reasonably be requested by any party hereto in order to give effect to this Agreement.

(b)            Buyer and Seller agree that the Purchase Price, and any other consideration to be paid to, or for the benefit of, Seller, shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) calendar days following the Conversion Date. If Seller notifies Buyer in writing within ten (10) Business Days of receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) calendar days following the Conversion Date, such dispute shall be resolved by the Audit Firm. The fees and expenses of the Audit Firm shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. If Seller does not object to the Allocation Schedule within such ten (10) Business Day period, the Allocation Schedule will be final, binding and non-appealable by the parties. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.7          Post-Conversion Purchase Price Adjustment.

(a)            Promptly following the Conversion Date, but in any event no later than thirty (30) days thereafter, Custodian and Seller shall jointly prepare and deliver to Buyer a statement (the “Adjustment Statement”) setting forth Seller’s good faith calculation of (i) the aggregate amount of Cash Deposits (expressed in U.S. dollars) actually transferred from Seller to Buyer in the Bulk Cash Assets Transfer and (ii) the Average Value of Investment Assets (expressed in U.S. dollars) actually transferred from Seller to Buyer or Buyer’s designee in the In-Kind Investment Assets Transfer (together, the “Transferred HSA Assets Amount”). The Adjustment Statement shall be accompanied by all relevant backup materials and schedules relating to the calculation of the Transferred HSA Assets Amount in detail reasonably acceptable to Buyer.

(b)            In the event that Buyer disputes the calculation of the Transferred HSA Assets Amount set forth in the Adjustment Statement, Buyer shall notify Seller in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within ten (10) Business Days after delivery of the Adjustment Statement. In the event of such a dispute, Seller and Buyer shall first use their diligent good faith efforts to resolve such dispute among themselves. If Seller and Buyer are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Audit Firm.

(c)            If any dispute is submitted to the Audit Firm, each party will furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues as the Audit Firm may reasonably request and are available to that party. Each party shall be afforded the opportunity to present to the Audit Firm material relating to the determination and to discuss the determination with the Audit Firm at a meeting with all parties present. The Audit Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party or an amount less than the least amount proposed by either party. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the parties and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the calculation of the Transferred HSA Assets Amount set forth in the Adjustment Statement (as determined in such dispute resolution), shall be determined final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Buyer, on the one hand, and Seller, on the other hand, equally.

(d)            If the Transferred HSA Assets Amount is less than the Target HSA Assets Shortfall Amount, then Seller shall, promptly after the final determination of the Transferred HSA Assets Amount pursuant to this Section 2.7, and in any event within three (3) Business Days thereof, refund by Wire Transfer to Buyer an amount in cash equal to the product of the Adjustment Multiple multiplied by the dollar value of the difference between the Target HSA Assets Shortfall Amount and the Transferred HSA Assets Amount. If the Transferred HSA Assets Amount is greater than the Target HSA Assets Excess Amount, then Buyer shall, promptly after the final determination of the Transferred HSA Assets Amount pursuant to this Section 2.7, and in any event within three (3) Business Days thereof, pay by Wire Transfer to Seller an amount in cash equal to the product of the Adjustment Multiple multiplied by the dollar value of difference between the Transferred HSA Assets Amount and the Target HSA Assets Excess Amount. All amounts paid pursuant to this Section 2.7(d) shall be deemed to be an adjustment to the Purchase Price.

(e)            In the event that Seller fails to deliver timely an Adjustment Statement in accordance with Section 2.7(a) above, no later than seventy-five (75) days following the Conversion Date, Buyer shall deliver to Seller an Adjustment Statement prepared in good faith by Buyer setting forth Buyer’s calculation of the Transferred HSA Assets Amount, which statement shall be conclusive and binding on the parties upon delivery to Seller. Following delivery of the Adjustment Statement in accordance with this Section 2.7(e), the Purchase Price shall be adjusted and refunded or paid, as applicable, in accordance with Section 2.7(d).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule (it being agreed that disclosure in any section of the Seller Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is readily apparent from the face of such disclosure that such matter is relevant to such other sections). Seller hereby represents and warrants as of the Signing Date and the Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:

Section 3.1          Organization and Related Matters. Seller is a duly organized and validly existing Virginia limited liability company. Seller is duly qualified under all Applicable Law and has the organizational power and authority to serve as administrator of the Account and to own the applicable Acquired Assets as and in the places where now administered or owned, as the case may be. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2          Authority; No Violation.

(a)            Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary limited liability company action on the part of Seller. No other limited liability company proceeding on the part of Seller is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, Custodian and Bluff Point, this Agreement and the Ancillary Agreements to which Seller is a party constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller, nor the consummation by Seller of the Transactions nor compliance by Seller with any of the terms or provisions hereof and of the Ancillary Agreements does or will (i) violate any provision of the articles of organization, operating agreement, or similar organization documents of Seller, or (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the Transactions, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract to which Seller is a party relating to the Acquired Assets or Account Assets, or by which the Acquired Assets or Account Assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.3          Consents and Approvals. Except as set forth in Section 3.3 of the Seller Disclosure Schedule, Seller is not required to obtain any Consent of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Seller of this Agreement and the Ancillary Agreements or (ii) the consummation by Seller of the Transactions (including, for the avoidance of doubt, the Custodial Transfer and the liquidation of certain Investment Assets included in the Custodial Transfer).

Section 3.4          Material Contracts.

(a)            Section 3.4(a) of the Seller Disclosure Schedule sets forth a list of each material Contract to which either Seller or Custodian is a party relating to the administration of the Accounts or the custody of the Account Assets (each, a “Material Contract”). Each Account is subject to an Account Agreement. Except with respect to the Account Agreements, true, correct and complete forms of which have been delivered to Buyer, Seller has delivered to Buyer a true, correct and complete copy of each Material Contract.

(b)            As of the date hereof, none of the Material Contracts contains a provision:

(i)            pursuant to which Seller has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(ii)            that restricts the ability of Seller to conduct its business in any geographical area, to solicit clients or to compete with any Person;

(iii)            that provides for Seller to receive a license (other than “shrink wrap” or “click through” licenses for commercial off-the-shelf computer software) to use any intellectual property rights of any other Person that is material to the custodial administration of the Accounts or the custody of the Account Assets; or

(c)            that provides for any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits derived from the custodial administration of the Accounts or the custody of the Account Assets.

(d)            Each Material Contract is valid, binding and in full force and effect. Seller is not in default under any of the Material Contracts, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a default by Seller or give rise to a right of termination or cancellation by another party under any of the Material Contracts. To Seller’s Knowledge, no other Person is in default under any of the Material Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

Section 3.5          No Broker. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, neither Seller nor its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Seller or its Affiliates).

Section 3.6          Absence of Defaults. Seller is not in material default under or in material violation of (a) any Contract or other instrument, arrangement of understanding to which Seller is a party and by which the Accounts or Account Assets are bound or affected, and to Seller’s Knowledge no fact, circumstance or event has occurred which, upon notice, lapse of time, or both, would constitute such a material default or material violation; (b) any Applicable Law affecting the Accounts or Account Assets; or (c) any Order by which the Accounts or Account Assets are bound or affected.

Section 3.7          Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to Seller’s Knowledge, threatened against or relating to Seller in connection with the administration of the Accounts that (a) would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or (b) would result, or reasonably be expected to result, in any Liability that would be material to the administration of the Continuing Accounts or the ownership of the Acquired Assets.

Section 3.8          Compliance with Applicable Law; Permits.

(a)            Since January 1, 2017, Seller has administered the Accounts in accordance in all material respects with Applicable Law, including the Customer Identification Program provisions of Section 326 of the U.S.A. Patriot Act of 2001, and Seller is not in material default or material violation of any such Applicable Law. Seller has not received any communication since January 1, 2017 from a Governmental Authority that alleges that Seller is not in material compliance with any Applicable Law in connection with the administration of the Accounts.

(b)            Section 3.8(b) of the Seller Disclosure Schedule sets forth a list of each Permit necessary for the lawful administration of the Accounts by Seller or the custody of the Account Assets by Custodian as of the date hereof (each, a “Material Permit”). Seller holds, owns or possesses all Material Permits applicable to the lawful administration of the Accounts and is in compliance with its obligations under such Material Permits in all material respects. Since January 1, 2017, none of such Material Permits has been challenged or revoked in any material respect and no statement of intention to challenge, revoke or fail to renew in any material respect any such Material Permit has been received in writing by Seller or any Affiliate thereof.

Section 3.9          Taxes.

(a)            Seller has timely paid all material Taxes that relate to the Accounts or any of the Acquired Assets that will have been required to have been paid on or prior to the Conversion Date the nonpayment of which could (i) result in a lien for Taxes on the Account Assets or any of the Acquired Assets, (ii) result in Buyer becoming liable or responsible therefor or (iii) have a material adverse effect on Buyer’s ability to administer the Continuing Accounts or own the Acquired Assets.

(b)            None of the Acquired Assets are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.

(c)            Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.10          Title. Seller and Custodian, as the case may be, are the lawful owners of the Acquired Assets, free and clear of all Liens. Assuming the accuracy of Buyer’s representations and warranties and compliance with covenants set forth herein, on the Conversion Date, Buyer will be vested with good and valid title in and to all of the Acquired Assets, free and clear of all Liens.

Section 3.11          Accounts. All of the Accounts have been administered and originated in compliance in all material respects with the documents governing the Accounts (including all applicable Account Agreements) and all Applicable Law. There are no Accounts that are subject to any Proceeding that would prohibit or impair in any material respect the ability of Seller or Custodian to consummate the Transactions.

Section 3.12          Data Privacy. With respect to any Personal Data collected, stored, used, disclosed, transferred, or otherwise processed by Seller thereof in connection with the Accounts and Account Files:

(a)            since January 1, 2019, Seller has complied in all material respects with the terms of its own published, posted, and internal agreements and policies in respect of data protection, data privacy and data security laws applicable to Seller, including, the Health Insurance Portability and Accountability Act, as amended, and all regulations implemented thereunder (“Data Protection Laws”), with respect to (1) the collection, use, disclosure, and protection of Personal Data and (2) the sending of solicited or unsolicited electronic marketing communications;

(b)            since January 1, 2019, no material notice of a material Proceeding of any kind has been served on, and no material Proceeding has been initiated against, Seller thereof in respect of the Accounts or Account Files under any applicable Data Protection Law;

(c)            there are no pending or, to Seller’s Knowledge, threatened Proceedings, fines, or other penalties against Seller in connection with any data security breaches relating to the Accounts or the Acquired Assets; and

(d)            since January 1, 2019, Seller has not experienced any security breaches of Personal Data related to the Accounts or the Acquired Assets that would require law enforcement or individual notification or remedial action under any applicable Data Protection Law.

Section 3.13          Financial Information. As of the date hereof, there exist Accounts with at least One Billion Two Hundred Eighty-Seven Million Five Hundred Fifty Thousand Seven Hundred Ninety-One U.S. Dollars ($1,287,550,791) in Account Assets. The financial and operating information in respect of the Accounts provided to Buyer as of the date hereof is (a) based on the books and records of Seller and (b) true, accurate and complete in all material respects as of the dates set forth thereon.

Section 3.14          Absence of Certain Changes. Since December 31, 2020, except as contemplated by this Agreement, Seller has administered the Accounts in all material respects in the ordinary course consistent with past practice, and (b) there has not occurred, nor has any event or circumstance occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.15          Bankruptcy and Solvency. Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Applicable Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Acquired Assets. Seller is not, and after giving effect to the consummation of the Transactions will not be, “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.

Section 3.16          Intellectual Property. Section 3.16 of the Seller Disclosure Schedule lists certain items of Intellectual Property of Seller (the “Intellectual Property Assets”). Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements. To Seller’s Knowledge: (i) the conduct of the Seller’s business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets.

Section 3.17          Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement and in any document delivered pursuant hereto, neither Seller nor any of its officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives, or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CUSTODIAN

Except as set forth in the Custodian Disclosure Schedule (it being agreed that disclosure in any section of the Custodian Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is readily apparent from the face of such disclosure that such matter is relevant to such other sections). Custodian hereby represents and warrants as of the Signing Date and the Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:

Section 4.1          Organization and Related Matters. Custodian is duly qualified under the Code (including Section 223(d)(1)(B) thereof) and all other Applicable Law to serve as a custodian with respect to each Account and has the organizational power and authority to serve as custodian for the Accounts, to effect the Custodial Transfer and to own the applicable Acquired Assets as and in the places where now administered or owned, as the case may be.

Section 4.2          Authority; No Violation.

(a)            Custodian has all requisite limited liability company power and authority to execute and deliver this Agreement and, as applicable, the Ancillary Agreements and to consummate the Custodial Transfer. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary limited liability company action on the part of Custodian. No other limited liability company proceeding on the part of Custodian is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Custodian and, assuming due authorization, execution and delivery by Buyer, Seller and Bluff Point, this Agreement and the Ancillary Agreements to which Custodian is a party constitute a valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            Neither the execution and delivery of this Agreement or, as applicable, the Ancillary Agreements by Custodian, nor the consummation by Custodian of the Custodial Transfer nor compliance by Custodian with any of the terms or provisions hereof and of the Ancillary Agreements does or will (i) violate any provision of the articles of organization, operating agreement , or similar organization documents of Custodian, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the Custodial Transfer, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract to which Custodian is a party relating to the Acquired Assets or Account Assets, or by which the Acquired Assets or Account Assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Custodian Material Adverse Effect.

Section 4.3          Consents and Approvals. Except as set forth in Section 4.3 of the Custodian Disclosure Schedule, Custodian is not required to obtain any Consent of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Custodian of this Agreement and the Ancillary Agreements or (ii) the consummation by Custodian of the Custodial Transfer (including, for the avoidance of doubt, the liquidation of certain Investment Assets included in the Custodial Transfer).

Section 4.4          Material Contracts.

(a)            As of the date hereof, none of the Material Contracts to which Custodian is a party contains a provision:

(i)            pursuant to which Custodian has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(ii)            that restricts the ability of Custodian to conduct its business in any geographical area, to solicit clients or to compete with any Person;

(iii)        that provides for Custodian to receive a license (other than “shrink wrap” or “click through” licenses for commercial off-the-shelf computer software) to use any intellectual property rights of any other Person that is material to the custody of the Account Assets; or

(iv)        that provides for any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits derived from the custody of the Account Assets.

(b)            Each Material Contract to which Custodian is party is valid, binding and in full force and effect. Custodian is not in default under any of the Material Contracts to which it is party, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a default by Custodian or give rise to a right of termination or cancellation by another party under any of the Material Contracts. To Custodian’s Knowledge, no other Person is in default under any of the Material Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

Section 4.5          No Broker. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, neither Custodian nor its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Custodian or its respective Affiliates).

Section 4.6          Absence of Defaults. Custodian is not in material default under or in material violation of (a) any Contract or other instrument, arrangement of understanding to which Custodian is a party and by which the Accounts or Account Assets are bound or affected, and to Custodian’s Knowledge no fact, circumstance or event has occurred which, upon notice, lapse of time, or both, would constitute such a material default or material violation; (b) any Applicable Law affecting the Accounts or Account Assets; or (c) any Order by which the Accounts or Account Assets are bound or affected.

Section 4.7           Legal Proceedings. There are no Proceedings that are pending or, to Custodian’s Knowledge, threatened against or relating to Custodian in connection with the custody of the Account Assets that (a) would reasonably be expected to have, individually or in the aggregate, a Custodian Material Adverse Effect or (b) would result, or reasonably be expected to result, in any Liability that would be material to the custody of the Account Assets in the Continuing Accounts or the ownership of the Acquired Assets.

Section 4.8           Compliance with Applicable Law; Permits.

(a)            Since January 1, 2017, Custodian has provided custody of the Account Assets, in accordance in all material respects with Applicable Law, including the Customer Identification Program provisions of Section 326 of the U.S.A. Patriot Act of 2001, and Custodian is not in material default or material violation of any such Applicable Law. Custodian has not received any communication since January 1, 2017 from a Governmental Authority that alleges that Custodian is not in material compliance with any Applicable Law in connection with the custody of the Account Assets.

(b)            Custodian holds, owns or possesses all Material Permits necessary for the custody of the Account Assets and is in compliance with its obligations under such Material Permits in all material respects. Since January 1, 2017, none of such Material Permits has been challenged or revoked in any material respect and no statement of intention to challenge, revoke or fail to renew in any material respect any such Material Permit has been received in writing by Custodian or any Affiliate thereof.

Section 4.9          Taxes.

(a)            Custodian has timely paid all material Taxes that relate to the Accounts or any of the Acquired Assets that will have been required to have been paid on or prior to the Conversion Date the nonpayment of which could (i) result in a lien for Taxes on the Account Assets or any of the Acquired Assets, (ii) result in Buyer becoming liable or responsible therefor or (iii) have a material adverse effect on Buyer’s ability to administer the Continuing Accounts or own the Acquired Assets.

(b)            None of the Acquired Assets are “tax exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.

(c)            Custodian is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.10         Data Privacy. With respect to any Personal Data collected, stored, used, disclosed, transferred, or otherwise processed by Custodian thereof in connection with the Accounts and Account Files:

(a)            since January 1, 2019, Custodian has complied in all material respects with the terms of its own published, posted, and internal agreements and policies in respect of data protection, data privacy and data security laws applicable to Custodian, including, the Data Protection Laws, with respect to (1) the collection, use, disclosure, and protection of Personal Data and (2) the sending of solicited or unsolicited electronic marketing communications;

(b)            since January 1, 2019, no material notice of a material Proceeding of any kind has been served on, and no material Proceeding has been initiated against, Custodian thereof in respect of the Accounts or Account Files under any applicable Data Protection Law;

(c)            there are no pending or, to Custodian’s Knowledge, threatened Proceedings, fines, or other penalties against Custodian in connection with any data security breaches relating to the Accounts or the Acquired Assets; and

(d)            since January 1, 2019, Custodian has not experienced any security breaches of Personal Data related to the Accounts or the Acquired Assets that would require law enforcement or individual notification or remedial action under any applicable Data Protection Law.

Section 4.11         Absence of Certain Changes. Since December 31, 2019, except as contemplated by this Agreement, (a) Custodian has held the Account Assets in custody in all material respects in the ordinary course consistent with past practice, and (b) there has not occurred, nor has any event or circumstance occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Custodian Material Adverse Effect.

Section 4.12         Bankruptcy and Solvency. Custodian is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Applicable Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Acquired Assets. Custodian is not, and after giving effect to the consummation of the Transactions will not be, “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.

Section 4.13         Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement and in any document delivered pursuant hereto, neither Custodian nor any of its officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Custodian hereby disclaims any such representation or warranty whether by Custodian or any of its officers, directors, employees, agents or representatives, or any other Person.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLUFF POINT

Bluff Point hereby represents and warrants as of the Signing Date and Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:

Section 5.1           Organization and Related Matters. Bluff Point is a corporation duly organized and validly existing under the laws of the State of Delaware. Bluff Point has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.2           Authority; No Violation.

(a)            Bluff Point has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary corporate action on the part of Bluff Point. No other corporate proceeding on the part of Bluff Point or its controlled Affiliates is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Bluff Point and, assuming due authorization, execution and delivery by Seller, Buyer and Custodian, this Agreement and the Ancillary Agreements to which Bluff Point is a party constitute a valid and binding obligation of Bluff Point, enforceable against Bluff Point in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            Neither the execution and delivery of this Agreement or the Ancillary Agreements by Bluff Point, nor the consummation by Bluff Point of the Transactions nor compliance by Bluff Point with any of the terms or provisions hereof and the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation or bylaws of Bluff Point or (ii) (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Bluff Point under any of the terms, conditions or provisions of any Contract to which Bluff Point is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 5.3           Consents and Approvals. Bluff Point is not required to make any filings, declarations or registrations with any Governmental Authority or obtain any consents or approvals of any third party or Governmental Authority in connection with (a) the execution and delivery by Bluff Point of this Agreement and the Ancillary Agreements or (b) the consummation by Bluff Point of the Transactions. There are no pending or threatened disputes or controversies between Bluff Point and any Governmental Authority, or investigation or inquiry by any such Governmental Authority, that could reasonably be expected to have a Seller Material Adverse Effect.

Section 5.4           Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement or in any document delivered pursuant hereto, neither Bluff Point nor any Affiliate of Bluff Point nor any of their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Bluff Point hereby disclaims any such representation or warranty whether by Bluff Point or any Affiliate of Bluff Point or any of their respective officers, directors, employees, agents or representatives or any other Person. Bluff Point acknowledges that, except as expressly set forth herein, Bluff Point has not relied upon any representation or warranty, express or implied, at law or in equity, written or oral, with respect to the Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as of the Signing Date and Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Seller, Custodian and Bluff Point as follows:

Section 6.1           Organization and Related Matters. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer is duly qualified under the Code (including Section 223(d)(1)(B) thereof) and to accept a trustee-to-trustee transfer of the Account Assets from Seller.

Section 6.2           Authority; No Violation.

(a)            Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary corporate action on the part of Buyer. No other corporate proceeding on the part of Buyer or its controlled Affiliates is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, Custodian and Bluff Point, this Agreement and the Ancillary Agreements constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the terms or provisions hereof and the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation or bylaws of Buyer or (ii) (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any Contract to which Buyer is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.3           Consents and Approvals. Buyer is not required to make any filings, declarations or registrations with any Governmental Authority or obtain any consents or approvals of any third party or Governmental Authority in connection with (a) the execution and delivery by Buyer of this Agreement and the Ancillary Agreements or (b) the consummation by Buyer of the Transactions. There are no pending or threatened disputes or controversies between Buyer and any Governmental Authority, or investigation or inquiry by any such Governmental Authority, that could reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.4           Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against Buyer or any of its controlled Affiliates or their respective properties, assets or businesses that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 6.5           No Broker. None of Buyer or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates).

Section 6.6           Financing. Buyer has sufficient cash available to enable Buyer to pay the Purchase Price and its indemnification obligations on the terms and conditions set forth herein.

Section 6.7           Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement or in any document delivered pursuant hereto, neither Buyer nor any Affiliate of Buyer nor any of their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any Affiliate of Buyer or any of their respective officers, directors, employees, agents or representatives or any other Person. Buyer acknowledges that, except as expressly set forth herein, Buyer has not relied upon any representation or warranty, express or implied, at law or in equity, written or oral, with respect to the Transactions.

ARTICLE VII
CUSTODIAL TRANSFER MATTERS

Section 7.1           Notice of Resignation. No more than 45 calendar days and no less than 30 calendar days prior to the Conversion Date, Custodian shall distribute to each Account Holder in accordance with the terms of the applicable Account Agreement (the date of the first such distribution, the “Resignation Notice Date”) a duly executed resignation letter, substantially in the form attached hereto as Exhibit B (the “Custodian Resignation Letter”), pursuant to which inter alia Custodian notifies each Account Holder of its resignation as custodian of the applicable Account effective as of the Conversion Date and designates Buyer as new custodian of each Continuing Account effective as of the Conversion Date.

Section 7.2           Transition Period Operating Matters. From and after the Signing Date until the Conversion Date (the “Transition Period”), except as otherwise required by Applicable Law, Seller shall administer the Accounts in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the Transition Period, except as otherwise required by Applicable Law:

(a)            Seller shall credit interest to the Accounts in accordance with Seller’s interest rate schedules in effect as of the Signing Date (the “Interest Expense”);

(b)            Custodian shall not amend in any material respect the terms of any Account Agreement; and

(c)            to the extent Custodian receives a request from an Account Holder to transfer such Account Holder’s Account Assets to a different custodian than Buyer, such Account Assets shall not be included in the Custodial Transfer and Custodian will transfer such Account Assets as directed by the Account Holder.

Section 7.3           Notice Period Reporting. During the period commencing on the Resignation Notice Date and ending on the Conversion Date (the “Notice Period”), Seller shall on a weekly basis provide to Buyer a written schedule identifying (i) each Account that has been terminated, liquidated or transferred to a third-party trustee or custodian during the Notice Period, (ii) the name of the applicable Account Holder and related Enterprise Partner, if any, and (iii) the estimated value of the Account Assets held in such Account on the date of such termination, liquidation or transfer.

Section 7.4           Custodial Resignation. Effective upon completion of both the Bulk Cash Assets Transfer and the In-Kind Investment Assets Transfer on the Conversion Date, Custodian shall, without any action required on the part of Buyer, resign as custodian of the Continuing Accounts. During the Transition Period, Custodian shall use its best efforts to take all steps reasonably requested by Buyer to designate Buyer as custodian of the Continuing Accounts effective as of the Conversion Date.

Section 7.5           Investment Asset Matters. The Parties agree that only the Investment Assets identified on Schedule 3 hereto shall be included in the In-Kind Investment Assets Transfer. At most three (3) Business Days prior to the Conversion Date, Seller shall cause any and all Investment Assets held in the Investment Accounts that will not be otherwise be included in the In-Kind Investment Assets Transfer to be liquidated and converted to Cash Deposits in accordance with the terms of the applicable Account Agreements to facilitate the transfer of such cash assets to Buyer in connection with the Bulk Cash Assets Transfer.

Section 7.6           Debit Card and Online Transaction Processing. At least three (3) Business Days prior to the Conversion Date, Seller shall terminate all debit card and online transaction processing capabilities in respect of the Accounts.

Section 7.7           Bulk Cash Assets Transfer. No later than 8:00 a.m. (Mountain Time) on the Conversion Date, Seller shall provide Buyer with a schedule (the “Available Balance Report”) setting forth (i) the name of each Account Holder, (ii) the account number associated with such Account Holder’s Account and (iii) the total amount of Cash Deposits held in such Account Holder’s Account determined as of such date, and (iv) if applicable, the employer by whom such Account Holder is employed. On the Conversion Date, Custodian shall send to Buyer by Wire Transfer an amount in cash equal to the sum of all Cash Deposits included in the Available Balance Report (the “Bulk Cash Assets Transfer”). From the Conversion Date through the date that is thirty (30) calendar days after the Conversion Date, Seller and Buyer shall cooperate in good faith to reconcile all Continuing Account balances following the Bulk Cash Assets Transfer against the Continuing Account balance information set forth in the Available Balance Report.

Section 7.8           In-Kind Investment Assets Transfer. No later than 8:00 a.m. (Mountain Time) on the Conversion Date, Seller shall provide Buyer with a schedule (the “In-Kind Investment Asset Allocation Report”) setting forth (i) the name of each Account Holder, (ii) the account number associated with such Account Holder’s Account and (iii) the total amount of Investment Assets held in such Account Holder’s Account determined as of such date, and (iv) the dollar amount, number of shares or securities held, trading symbol and CUSIP number of each Investment Asset in such Account Holder’s Account. On the Conversion Date, Custodian shall transfer to Buyer or Buyer’s designee the Investment Assets identified on Schedule 3 hereto in an amount equal to the sum of the amounts included in the In-Kind Investment Asset Allocation Report (the “In-Kind Investment Assets Transfer”).

Section 7.9           Enrollment of New Accounts. From and after the date of the mailing of the Custodian Resignation Letter, Seller shall cease to enroll any new Health Savings Accounts and provide Buyer with all account enrollment files and other enrollment information received in respect of new account enrollment requests to facilitate Buyer’s efforts to enroll such accounts on Buyer’s platform.

Section 7.10         Recordkeeping Matters. From and after the Conversion Date, Seller and Custodian shall provide Buyer with reasonable access to the Account Files upon reasonable advance notice. Such access shall occur only during normal business hours and shall be conducted in a manner that does not unreasonably interfere with Seller’s or Custodian’s operations.

Section 7.11         Remittances. From and after the Conversion Date, Seller and Custodian, as the case may be, shall promptly remit to Buyer by Wire Transfer any amounts received by Seller or Custodian properly accruing to the Continuing Accounts.

ARTICLE VIII
OTHER AGREEMENTS

Section 8.1           Confidentiality and Announcements; Communications.

(a)            From and after the Conversion Date, the Confidentiality Agreement shall terminate and be of no force and effect with respect to any information relating to this Agreement, the Transactions or the Accounts.

(b)            Seller and its Affiliates (including, for the avoidance of doubt, Bluff Point and Custodian) shall not, for a period of five (5) years from and after the Conversion Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to the Acquired Assets or the Assumed Liabilities; provided, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 8.1(b) will not prohibit any retention of copies of records or the making of any disclosure required by Applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to the other party, a its cost, to contest the same (to the extent such notice to the other party is legally permissible and reasonably practicable), or required pursuant to applicable regulatory or supervisory process, examination, inquiry or request.

(c)            Each of Bluff Point, Custodian and Seller, on the one hand, and Buyer, on the other hand, shall consult with each other as to the form, substance and timing of any press release or other public disclosure, if any, related to this Agreement or the Transactions and the party seeking to issue such a press release or make a public disclosure shall provide a copy of such proposed press release or public disclosure to the other party and obtain the other party’s written consent prior to the issuance, publication or dissemination thereof, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2           Expenses. Except as otherwise contemplated hereby, Bluff Point, Custodian and Seller, on the one hand, and Buyer, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions.

Section 8.3           Further Assurances; Wrong Pocket. Each party to this Agreement shall, at the request of the other, at any time and from time to time following the Signing Date, at the cost of the requesting party, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order to confirm or carry out more effectively the provisions of this Agreement. If at any time after the Conversion Date (i) Buyer or its designee holds any Excluded Liabilities or (ii) Seller holds any Acquired Assets or Assumed Liabilities, Buyer or Seller, as the case may be, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party, without further consideration from the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

Section 8.4           Non-Competition.

(a)            Seller, Custodian, Financial Processing Solutions Group, LLC, dba IPX Retirement (“IPX”), FPS Services, LLC (“FPS Services”), and Bluff Point each acknowledge and agree that (i) the agreements and covenants contained in this Section 8.4 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the Acquired Assets; (ii) Buyer has agreed to purchase the Acquired Assets in reliance on the covenants made by Seller in this Section 8.4; and (iii) Buyer would not have agreed to purchase the Acquired Assets in the absence of the covenants made by Seller in this Section 8.4. Therefore, Seller agrees that, during the Restricted Period, neither Seller nor any of its Affiliates (which, for purposes of this sentence, shall not include Custodian, IPX, FPS Services or Bluff Point) shall (1) participate or engage, directly or indirectly, in the business of administering or acting as trustee or custodian for Health Savings Accounts in the United States or (2) engage in Interfering Activities. Each of Custodian, IPX and FPS Services agrees that (1) for a two-year period following the Conversion Date, it shall not participate or engage, directly or indirectly, in the business of administering or acting as trustee or custodian for Health Savings Accounts in the United States and (2) during the Restricted Period, Custodian shall not engage in Interfering Activities. Bluff Point agrees that during the Restricted Period it shall not engage in Interfering Activities.

(b)            If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8.4 unenforceable, the other provisions of this Section 8.4 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Applicable Law, and the parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c)            Without limiting the remedies available to Buyer, Seller, Custodian, Bluff Point IPX and FPS Services each acknowledge that a breach of any of the applicable covenants contained in this Section 8.4 may result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction (without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining Seller, Custodian, Bluff Point, IPX or FPS Services as the case may be, from engaging in activities prohibited by this Section 8.4), or such other relief as may be required specifically to enforce any of the covenants in this Section 8.4. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 8.4 and during any other period required for litigation during which Buyer seeks to enforce such covenants against Seller, Custodian, Bluff Point, IPX or FPS Services if it is ultimately determined that Seller, Custodian, Bluff Point or FPS Services was in breach of their respective covenants hereunder.

(d)            Each of IPX and FPS Services represents and warrants that (i) it has all requisite limited liability company power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of each of IPX and FPS Services, (iii) no other corporate proceeding on the part of either of IPX or FPS Services is necessary to approve this Agreement or to consummate the transactions contemplated hereby, and (iv) this Agreement has been duly and validly executed and delivered by each of IPX and FPS Services and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a valid and binding obligation of IPX and FPS Services, enforceable against each such party in accordance with its terms, except as such enforcement may be limited by (x) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (y) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 8.5             No-Shop. None of Bluff Point, Custodian and Seller shall, nor shall any of them authorize or permit any of their respective Affiliates or any of their respective agents or representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Alternative Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Alternative Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Alternative Proposal. Each of Bluff Point, Custodian and Seller shall immediately cease and cause to be terminated and shall cause their respective Affiliates and all of their respective agents and representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Alternative Proposal. For purposes hereof, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Custodian or Seller; (ii) the issuance or acquisition of shares of capital stock or other equity securities of Custodian or Seller; or (iii) the sale, lease, exchange or other disposition of any significant portion of any of Custodian’s or Seller’s properties or assets.

Section 8.6             Guarantee. Bluff Point hereby unconditionally and irrevocably guarantees, as primary obligor, to Buyer the payment by each of Custodian and Seller of all of their respective covenants, obligations and agreements set forth in this Agreement, including, without limitation, the indemnification obligations set forth in ARTICLE XIII hereof. Bluff Point hereby waives suretyship defenses, demand of payment, protest and notice of dishonor or nonperformance of any such guaranteed obligation, and Buyer may institute a legal proceeding directly against Bluff Point to enforce its rights under this Agreement, without first instituting a legal proceeding against Bluff Point.

ARTICLE IX
TAX MATTERS

Section 9.1             Tax Cooperation. Seller, Custodian and Buyer shall each cooperate and provide to the others such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Accounts, the Continuing Accounts or the Acquired Assets, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Accounts, the Continuing Accounts or the Acquired Assets, and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Accounts, the Continuing Accounts or the Acquired Assets.

Section 9.2             Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or Seller or any of their Affiliates in connection with this Agreement and the sale of the Acquired Assets (“Transfer Taxes”) will be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Seller shall cooperate and, as required by Applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes.

Section 9.3             Tax Reporting.

(a)           Form 1099-SA. Seller and Buyer shall issue Form 1099-SA to all HSA Account Holders and the Internal Revenue Service reporting all reportable distributions made as set forth in the schedule below. Seller agrees to provide Buyer with necessary transaction history for Continuing Accounts to support 2022 tax reporting.

	2021 1099-SA	2022 1099-SA
HSA Account Population	Distributions made in 2021	Distributions made in 2022
Accounts that are not Continuing Accounts	Seller	Seller
Continuing Accounts	Seller	Buyer

(b)           Form 5498-SA. Seller and Buyer shall issue Form 5498-SA to all HSA Account Holders and the Internal Revenue Service reporting all reportable contributions made as set forth below. Seller agrees to provide Buyer with necessary transaction history for Continuing Accounts to support 2022 tax reporting.

	2021 5498-SA			2022 5498-SA
HSA Account Population	2021 contributions – Box 2	Contributions made in 2021 designated for 2020 tax year (Prior Year) – Box 2	Contributions made in 2022 designated for 2021 tax year (Prior Year) – Box 3	2022 Contributions – Box 2	Contributions made in 2022 designated for 2021 tax year (Prior Year)– Box 2	Contributions made in 2023 designated for 2022 tax year (Prior Year)– Box 3
Accounts that are not Continuing Accounts	Seller	Seller	Seller	Seller	Seller	N/A
Continuing Accounts	Seller	Seller	Buyer	Buyer	Buyer	Buyer

(c)           Buyer, Seller and Custodian shall retain, in accordance with their respective standard recordkeeping policies and procedures and provide the other party with all records or other information that may be reasonably relevant to the preparation of Forms 1099-SA and 5498-SA contemplated by this Section 9.3. Buyer agrees to indemnify Seller or Custodian, as the case may be, for any penalty, interest, claim, fee (including reasonable attorney’s fees) or other liability or expense which may be imposed upon or asserted against Seller or Custodian, as the case may be, as a result of Buyer’s failure to timely and accurately report such reportable payments, as required by Applicable Law, unless such failure by Buyer is due to Seller or Custodian’s failure to provide to Buyer in a timely manner the amount of such reportable payments earned or paid by the customers through the Conversion Date. Seller and Custodian, as the case may be, each agree to indemnify Buyer for any penalty, interest, claim, fee (including reasonable attorney’s fees) or other liability or expense which may be imposed upon Buyer as a result of Buyer’s failure to timely and accurately report reportable payments earned or paid by Account Holders if Buyer’s failure is caused by Seller or Custodian’s failure to provide in a timely manner the amount of Account Holder contributions and distributions through the Conversion Date or errors in such information provided by Seller or Custodian to Buyer.

(d)           For purposes of Section 223 of the Code, the parties shall treat this transaction as a trustee-to-trustee transfer.

ARTICLE X

CONDITIONS TO CONVERSION

Section 10.1           Conditions to Obligations of Buyer. Unless waived in writing by Buyer, the obligation of Buyer to consummate the Transactions is conditioned upon satisfaction of each of the following conditions:

(a)           Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and that prohibits, makes illegal or materially and adversely affects the consummation of the Transactions;

(b)           Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date);

(c)           Covenants and Other Agreements. Seller and Custodian shall have performed, in all material respects, its covenants, promises and agreements in this Agreement on or prior to the Conversion Date;

(d)           Seller Officers’ Certificate. Buyer shall have received a certificate dated as of the Conversion Date and executed by a duly authorized officer of Seller to the effect that each of the conditions specified above in this Section 10.1 are satisfied in all material respects;

(e)           Other Closing Deliverables. Buyer shall have received the Intellectual Property Assignment Agreement in the form attached hereto as Exhibit C and Assignment and Assumption Agreement in the form attached hereto as Exhibit D executed by a duly authorized officer of Seller; a good standing certificate of Seller issued by the secretary of state of Virginia; and Manager’s Certificate of Seller, in form and substance reasonably acceptable to Buyer certifying to (i) copies of the organizational documents of Seller, (ii) resolutions of the Seller’s board of managers and members] authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of managers authorized to execute this Agreement or any other Ancillary Agreement to which Seller is required to be a party or by which Seller is or is required to be bound;

(f)           Certain Refunds. Seller shall have refunded to all Account Holders of the Continuing Accounts all prepaid administration fees for services not yet performed and shall have delivered evidence thereof in a form reasonably satisfactory to Buyer.

Section 10.2           Conditions to Obligations of Seller and Custodian. Unless waived in writing by Seller and Custodian, as the case may be, the obligation of Seller and Custodian to consummate the Transactions is conditioned upon satisfaction of each of the following conditions:

(a)           Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and that prohibits, makes illegal or materially and adversely affects the consummation of the Transactions;

(b)           Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date);

(c)           Covenants and Other Agreements. Buyer shall have performed, in all material respects, its covenants and agreements herein on or prior to the Conversion Date;

(d)           Buyer Officer’s Certificate. Seller and Custodian shall each have received a certificate dated as of the Conversion Date and executed by a duly authorized officer of Buyer to the effect that each of the conditions specified above in this Section 10.2 are satisfied in all material respects; and

(e)           Other Closing Deliverables. Seller and Custodian shall have received a good standing certificate of Buyer issued by the secretary of state of Delaware; and Secretary’s Certificate of Buyer, in form and substance reasonably acceptable to Seller and Custodian certifying to (i) copies of the organizational documents of Buyer, (ii) resolutions of the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of each of the transactions contemplated hereby and thereby, and (iii) the incumbency of managers authorized to execute this Agreement or any other Ancillary Agreement to which Buyer is required to be a party or by which Buyer is or is required to be bound.

ARTICLE XI
TERMINATION

Section 11.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Conversion Date:

(a)           by the mutual written agreement of the parties hereto;

(b)           by either Buyer or Seller (on behalf of itself, Bluff Point and Custodian) on or before February 18, 2022 in the event there has been a Catastrophic Capital Markets Event, provided, however, that Buyer or Seller, as the case may be, must provide notice to the other of its determination to terminate this Agreement pursuant to this Section 11.1(b) within one Business Day of such Catastrophic Capital Markets Event; provided further, however, that (i) in the event Seller terminates this Agreement pursuant to this Section 11.1(b), Seller shall promptly notify Enterprise Partners and Account Holders that the Custodial Transfer has been canceled and reimburse Buyer for its reasonable, documented, third-party costs associated with distributing welcome kits and debit cards to Account Holders, and (ii) in the event Buyer terminates this Agreement pursuant to this Section 11.1(b), Seller shall promptly notify Enterprise Partners and Account Holders that the Custodial Transfer has been canceled and Buyer will reimburse Seller for its reasonable, documented, third-party costs associated with Seller’s notifications sent to employer clients and Account Holders;

(c)           by Buyer if (i) at the time of such termination any of the representations and warranties of any of Bluff Point, Custodian or Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 11.1(b) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Bluff Point, Custodian or Seller hereunder to the extent that the condition set forth in this Section 11.1(c) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Bluff Point, Custodian or Seller, as applicable, within thirty (30) calendar days after receipt of notice in writing from Buyer specifying the nature of such breach or failure and requesting that it be remedied; provided that Buyer may not terminate this Agreement based upon the failure of the conditions set forth in this Section 11.1(c) to be satisfied if such failure was primarily caused by Buyer’s breach of this Agreement;

(d)           by Seller (on behalf of itself, Bluff Point and Custodian), if (i) at the time of such termination any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 11.1(b) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Buyer hereunder to the extent that the condition set forth Section 11.1(c) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Buyer within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 11.1(c) to be satisfied if such failure was primarily caused by Seller’s breach of this Agreement; or

(e)           by Seller or Buyer, in the event the Custodial Transfer has not occurred on or before the Conversion Date, unless the failure to so consummate is primarily due to a breach of this Agreement by the party seeking to terminate.

Section 11.2           Effect of Termination. In the event of termination of this Agreement, except for any provision that expressly survives termination of this Agreement, no party hereto, or any of its directors, officers, employees, agents or Affiliates, shall have any liability or further obligation to any other party, except that neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE XII
INDEMNIFICATION

Section 12.1          Survival of Representations and Warranties and Agreements. The respective representations and warranties of Bluff Point, Custodian and Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement shall survive the Signing but shall expire on, and no claim for indemnification hereunder may be made after, the second (2nd) anniversary of the Conversion Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 12.4 has been given in good faith by one party to the others prior to such anniversary; provided, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.9 (Taxes) shall terminate upon the expiration of the applicable statute of limitations and (ii) (A) the Seller Fundamental Representations, (B) the Buyer Fundamental Representations and (C) any action relating to fraud or intentional misrepresentation shall survive indefinitely. The respective covenants and agreements of Bluff Point, Custodian and Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement shall survive the Signing in accordance with their terms. The period from the Signing Date to the expiration, if any, of a representation, warranty, covenant or agreement hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”

Section 12.2           Indemnification by Custodian and Seller.

(a)           Subject to the provisions of this ARTICLE XII, Custodian and Seller shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective stockholders, officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from and after the Signing Date from and against any and all claims, losses, damages (but excluding consequential damages, lost profits, diminution in value and similar damages except, in each case, to the extent recoverable pursuant to a breach of contract claim brought under Delaware Law), Liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ fees) (“Damages”) incurred by the Buyer Indemnitees to the extent caused by:

(i)            any breach of any of the representations and warranties made in this Agreement or the Transition Services Agreement by any of Bluff Point, Custodian or Seller or in any certificate or instrument delivered by or on behalf of Bluff Point, Custodian or Seller pursuant to this Agreement; provided, that, in the case of any such representation or warranty that is limited by “materiality,” “Material Adverse Effect” or any similar term or limitation, the occurrence of a breach of such representation or warranty and the amount of Damages shall be determined as if such “materiality,” “Material Adverse Effect” or similar term or limitation were not included therein;

(ii)           any breach of any covenant or agreement of Bluff Point, Custodian or Seller made herein or in the Transition Services Agreement, including, but not limited to, failing to liquidate and convert Investment Assets held in the Investment Accounts to Cash Deposits within three (3) Business Days or less of the Conversion Date as required by Section 7.5; or

(iii)          any Excluded Liability.

(b)           Notwithstanding the foregoing, (i) Custodian and Seller shall not be liable to indemnify any Buyer Indemnitees against Damages arising under Section 12.2(a)(i) for any claim (or series of related claims) where the amount of Damages with respect to such claim (or related claims) does not exceed ten thousand U.S. dollars ($10,000) (the “De Minimis Amount”) (and the amount of such Damages shall not be aggregated for purposes of clause (ii) of this sentence); (ii) Custodian and Seller shall not be liable to indemnify any Buyer Indemnitees against Damages arising under Section 12.2(a)(i) unless and until the aggregate amount of such Damages exceeds two hundred fifty thousand U.S. dollars ($250,000) (the “Threshold Amount”), whereupon the Buyer Indemnitees shall be entitled to indemnification for the full amount of such Damages (inclusive of the Threshold Amount); and (iii) Custodian’s and Seller’s maximum Liability to the Buyer Indemnitees for all Damages arising under Section 12.2(a)(i) shall not exceed seven million five hundred thousand U.S. dollars ($7,500,000) (the “Maximum Amount”); provided, that the Threshold Amount and Maximum Amount shall not apply with respect to any failure of the Seller Fundamental Representations to be true and correct, in which case Custodian’s and Seller’s maximum Liability to the Buyer Indemnitees shall not exceed the Purchase Price. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 12.2(b) shall not apply in respect of any indemnification obligation to the extent arising out of or resulting from fraud or willful misrepresentation by any of Bluff Point, Custodian or Seller.

Section 12.3             Indemnification by Buyer.

(a)           Subject to the provisions of this ARTICLE XII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective stockholders, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from and after the Signing Date from and against any and all Damages incurred by the Seller Indemnitees to the extent caused by:

(i)           any breach of any of the representations and warranties made in this Agreement by Buyer or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; provided, that, in the case of any such representation or warranty that is limited by “materiality,” “Material Adverse Effect” or any similar term or limitation, the occurrence of a breach of such representation or warranty and the amount of Damages shall be determined as if such “materiality,” “Material Adverse Effect” or similar term or limitation were not included therein;

(ii)           any breach of any covenant or agreement of Buyer made herein; or

(iii)           any Assumed Liability.

(b)           Notwithstanding the foregoing, (i) Buyer shall not be liable to indemnify any Seller Indemnitees against Damages arising under Section 12.3(a)(i) for any claim (or series of related claims) where the amount of Damages with respect to such claim (or related claims) does not exceed the De Minimis Amount (and the amount of such Damages shall not be aggregated for purposes of clause (ii) of this sentence); (ii) Buyer shall not be liable to indemnify any Seller Indemnitees against Damages arising under Section 12.3(a)(i) unless and until the aggregate amount of such Damages exceeds the Threshold Amount, whereupon the Seller Indemnitees shall be entitled to indemnification for the full amount of such Damages (inclusive of the Threshold Amount); and (iii) Buyer’s maximum Liability to the Seller Indemnitees for all Damages arising under Section 12.3(a)(i) shall not exceed the Maximum Amount (provided that Buyer shall have paid the Purchase Price in full as provided in this Agreement); provided, that the Threshold Amount and Maximum Amount shall not apply with respect to any failure of the Buyer Fundamental Representations to be true and correct, in which case Buyer’s maximum Liability to the Seller Indemnitees shall not exceed the Purchase Price. Notwithstanding anything herein to the contrary, the limitations set forth in this Section 12.3(b) shall not apply in respect of any indemnification obligation to the extent arising out of or resulting from fraud or willful misrepresentation by Buyer.

Section 12.4           Indemnification Procedure.

(a)           Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a notice (the “Claim Notice”), which Claim Notice shall be delivered within the relevant Survival Period; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE XII except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall:

(i)            state that the Indemnified Party has paid or properly accrued Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)           specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, to whom such item was paid or is anticipated to be paid to the extent known, the date such item was paid or properly accrued and the nature of the breach of representation, warranty, covenant or agreement and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder.

(b)           Claims for Damages specified in any Claim Notice with respect to which the parties agree in writing to be due, or which are determined by final, non-appealable order of a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, subject to the limitations of this ARTICLE XII, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by Wire Transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.

(c)           Promptly after the assertion by any third party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a Claim Notice; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE XII except to the extent that the Indemnifying Party is materially prejudiced by such failure, and the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel (who shall be reasonably acceptable to the Indemnified Party), such claim, and the Indemnifying Party shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by Applicable Law. If the Indemnifying Party shall, in accordance with the previous sentence, undertake to compromise or defend any such claim, it shall reasonably promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees in such case to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such claim. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or proceeding. The Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any such claim subject to this Section 12.4(c), including keeping such Persons informed of all material developments relating to any such claims, and providing copies of all relevant material correspondence and documentation relating thereto and also including, as required, the furnishing of personnel and witnesses and the execution of documents in each case as necessary for any defense of such third-party claim and at no cost to the other party (subject to reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with such defense being considered part of Damages hereunder). If the Indemnifying Party receiving such Claim Notice does not elect within thirty (30) days to defend such third-party claim, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to defend such claim; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one (1) firm of counsel for all Indemnified Parties. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final non-appealable judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment, subject to the limitations set forth in this ARTICLE XII. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 12.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim, but only if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such claim, or the settlement is in excess of the remaining portion of the Maximum Amount set forth in Section 12.2 or Section 12.3, as applicable, or if the settlement imposes injunctive or other non-monetary equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to cooperate fully in all matters covered by this Section 12.4(c), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third-party claim and at no cost to the other party (provided that any reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

(d)           Anything to the contrary in this Section 12.4 notwithstanding, if a third-party claim that primarily relates to Taxes or Excluded Taxes includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, Seller (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Buyer, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and the Tax Claim that are not Excluded Taxes. Notwithstanding the foregoing, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, the defense of any third-party claim that relates to any income Taxes of Seller or any of its Affiliates.

Section 12.5           Certain Damages; Certain Offsets; Calculation of Damages.

(a)           In no event shall an Indemnifying Party have liability to the Indemnified Party for any punitive, exemplary or consequential damages, diminution in value, lost profits or similar damages except (i) if and to the extent any such damages are recovered against an Indemnified Party pursuant to any component of any claim, settlement, award or judgment against such Indemnified Party by any unaffiliated third party, or (ii) to the extent any such damages are recoverable pursuant to a breach of contract claim brought under Delaware Law.

(b)           For purposes of calculating the monetary amount of Damages for which any claim may be made against any Indemnifying Party, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies, net of any increase in premiums directly attributable to such recovery for the year of the claim and the following year, deductibles or co-pays incurred in connection therewith, including reasonable costs of collection.

(c)           Each Indemnified Party will use its commercially reasonable efforts to mitigate each loss or Liability for which such Indemnified Party is or may become entitled to be indemnified hereunder, including by (i) using commercially reasonable efforts in pursuing and attempting to recover any insurance proceeds available to it as a result thereof and (ii) incurring costs only to the extent reasonably appropriate to remedy any breach or remediate any other situation. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under this ARTICLE XI in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received.

Section 12.6           Exclusive Remedy. Except with respect to ARTICLE VII, Section 8.1, Section 8.4 and Section 9.3, and subject to Section 13.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE XII. Nothing in this Section 12.6 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled hereunder or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

Section 12.7           Treatment of Indemnification Payments. Any amounts payable under this ARTICLE XII shall for all purposes be treated by Buyer and Seller as an adjustment to the Purchase Price.

ARTICLE XIII
MISCELLANEOUS

Section 13.1           Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 13.2           Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Custodian Disclosure Schedule, the Ancillary Agreements and any other schedules, certificates, lists and documents referred to herein or therein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 13.3           Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

Section 13.4           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 13.5           Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by facsimile or email (with electronic confirmation, provided, that a copy of the notice or other communication is sent by overnight courier) or (iii) delivered by an overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bluff Point, Custodian or Seller, to:

Health Savings Administrators, L.L.C.

10800 Midlothian Tpke, Suite 240

Richmond, VA 23235
Attention:       Dean Mason

Email: Dean.Mason@healthsavings.com

FPS Trust Company, LLC

9200 E Mineral Avenue, Suite 225

Centennial, CO 80112

Attention: Scott Pearson

Email: spearson@fpstrustco.com

Bluff Point Associates Corp.

355 Riverside Avenue, 2nd Floor

Westport, CT 06880
Attention:       Thomas McInerney and Neil Gabriele

Email: tem@bluffpt.com; nqg@bluffpt.com

If to Buyer, to:

HealthEquity, Inc.
15 W. Scenic Pointe Drive, Suite 100
Draper, UT 84020
Attention:       Jon Kessler, Chief Executive Officer

         Delano W. Ladd, General Counsel

Email:              JKessler@healthequity.com

       legal_dept@healthequity.com

Section 13.6           Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party. This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer. Except as otherwise expressly set forth in ARTICLE XII, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 13.7           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an email or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any Electronic Document shall be re-executed in original form by the party or parties who executed the Electronic Document. No party may raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, email or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

Section 13.8           Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 13.9           Governing Law; Venue. This Agreement and any claim, demand, action or cause of action arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions. To the fullest extent that they may effectively do so under Applicable Law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.10         Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 13.9 to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 13.9 of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 13.11         No Third-Party Beneficiary. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, executors, successors and permitted assigns.

Section 13.12         Bulk Sales Waiver. The parties waive compliance with any “bulk sales” and similar laws applicable to the Transactions.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Custodial Transfer and Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

HEALTH SAVINGS ADMINISTRATORS, L.L.C.

By:	/s/ Dean Mason
	Name:	Dean Mason
	Title:	Manager

FPS TRUST COMPANY, LLC

By:	/s/ Scott Pearson
	Name:	Scott Pearson
	Title:	Manager

BLUFF POINT ASSOCIATES CORP.

By:	/s/ Thomas McInerney
	Name:	Thomas McInerney
	Title:	Chief Executive Officer

BUYER:

HEALTHEQUITY, INC.

By:	/s/ Tyson Murdock
	Name:	Tyson Murdock
	Title:	EVP and Chief Financial Officer

[Signature Page to Custodial Transfer and Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Custodial Transfer and Asset Purchase Agreement to be executed as of the date first above written.

FOR PURPOSES OF SECTION 8.4(a) ABOVE ONLY:

Financial Processing Solutions Group, LLC
d/b/a IPX Retirement/

By:	/s/ Neil Gabriele
	Name:	Neil Gabriele
	Title:	Manager

FPS Services, LLC
By:	Financial Processing Solutions Group, LLC
d/b/a IPX Retirement, Sole Member

By:	/s/ Neil Gabriele
	Name:	Neil Gabriele
	Title:	Manager

[Signature Page to Custodial Transfer and Asset Purchase Agreement]